Exhibit 10.26

FIFTH AMENDMENT TO EMPLOYMENT CONTRACT

This FIFTH AMENDMENT (the “Amendment”) is made and entered into on the 10th day of December, 2008, to that certain Employment Contract between NORWOOD H. DAVIS, III (the “Employee”) and TRX, INC., a Georgia corporation (the “Company”).

WHEREAS, the Employee and the Company previously entered into that certain Employment Contract dated December 31, 2004, as amended on August 26, 2005, June 30, 2006, April 5, 2007 and January 10, 2008 (the “Employment Contract”); and

WHEREAS, the Employee and the Company desire to amend the Employment Contract to change the Employee’s title, duties and compensation;

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Company hereby agree to amend the Employment Contract as follows, all to be effective as of December 11, 2008:

1.	Section 2 of the Employment Contract shall be amended to read as follows:

“2. Duties. Effective as of the close of business on December 10, 2008, the Employee shall cease to serve as President and Chief Executive Officer of the Company, and effective as of December 11, 2008, the Employee shall be employed as the Co-Founder and Chairman of the Company. As Co-Founder and Chairman of the Company, the Employee shall have responsibilities for broad oversight of the operations of the Company, including strategic planning, long-term initiatives and oversight and mentoring of the President and Chief Executive Officer. In addition, the Employee shall continue as a member of the Board of Directors of the Company and shall assume the leadership duties as Chairman of the Board of Directors of the Company.

The parties anticipate that the duties of the Co-Founder and Chairman of the Company will constitute part-time employment and agree that the Employee will devote a minimum of 32 hours per week to such duties. The Employee agrees to devote the necessary business time, attention and energies to the Company, to act at all times in the best interest of the Company, and agrees that he will not, during the term of this Employment Contract, be engaged in any business activity, whether or not such business is pursued for gain, profit or other pecuniary advantage, that would be in conflict, or could create a conflict, with the interests of the Company.”

2.	The first sentence of Section 3(a) of the Employment Contract shall be amended to read as follows:

“(a)      Base Salary. Effective as of December 11, 2008, Employee’s annual base salary shall be $60,000 (the “Base Salary”).”

3.	The Employee and the Company hereby agree that, notwithstanding any prior approvals or agreements, the Employee will not be eligible for or participate in any bonus amounts payable under the Company’s Executive Annual Incentive Plan for the 2008 fiscal year or thereafter.

4.	Subsections (b), (c), (d), (g), (j), (k) and (l) of Section 3 of the Employment Contract shall be deleted and those sections shall remain blank, and no further payments shall be made to the Employee under those provisions on or after December 10, 2008.

5.	Section 3(f) of the Employment Contract shall be amended by replacing the words “five (5)” with the words “four (4)”.

6.	A new Section 3(m) shall be added to the Employment Contract to read as follows:

“(m)    Settlement of Contract Compensation. Pursuant to the Company’s obligations to the Employee under this Employment Contract, the Company shall pay the Employee an amount equal to the sum of the amounts owed as of December 10, 2008, prior to the existence of this Amendment, under Subsections 3(a) and (g) for the remaining Term of the Employment Contract in settlement for the changes in the Employee’s base salary and other cash compensation previously provided under the Employment Contract. The settlement amount shall be paid in cash payments to the Employee in accordance with the Company’s regular payroll practices, over the period commencing on December 11, 2008 and ending on December 31, 2010. This settlement amount shall be payable in addition to the base salary payable under the provisions of Section 3(a) the Employment Contract, as amended by the Fifth Amendment.”

7.	Section 4 of the Employment Contract shall be amended by replacing the words “shall be available to travel at the direction of the Chairman” with the words “shall be available to travel as needed.”

8.	Section 6(a) of the Employment Contract shall be amended by deleting the last sentence thereof.

9.	Section 6(b) of the Employment Contract shall be amended by amending the third sentence thereof to read as follows:

“In the event of termination due to death or Disability, the Company shall pay the Employee (i) any earned but unpaid Base Salary accrued through the date of termination, (ii) reimbursement for COBRA continuation premiums that the Employee and/or his covered spouse and dependents incur for group health plan coverages for a period of up to 18 months; (iii) continuation of the benefits in Sections 3(h), (i) and (m) of the Employment Contract for the remainder of the Term.”

10.	Section 6(b) of the Employment Contract shall be further amended by deleting the last sentence thereof.

11.	Section 6(c) of the Employment Contract shall be amended by amending the first two sentences thereof to read as follows:

“(c)        Termination by the Company Without Good Cause. If the Company terminates this Employment Contract without good cause at any time during its Term, the Company shall pay the Employee (i) any earned but unpaid Base Salary accrued through the date of termination; (ii) reimbursement for COBRA continuation coverage premiums that the Employee incurs for continued group health plan coverages for himself, his spouse and dependents for a period of up to eighteen (18) months, and (iii) continuation of the benefits specified in Sections 3(h), (i) and (m) of the Employment Contract for the remainder of the Term.

12.	Section 6(c) of the Employment Contract shall be further amended by deleting the last sentence thereof.

13.	Section 6(f) of the Employment Contract shall be amended to read as follows in its entirety:

“(f)        Termination Upon Change of Control. In the event of a “Change of Control” (as defined pursuant to the TRX, Inc. Omnibus Incentive Plan, as amended from time to time), Employee shall have the right to terminate this Employment Contract by sending written notice of such termination to the Company within sixty (60) days after Employee receives notice of the occurrence of such Change of Control. Such written notice by Employee shall contain the proposed termination date which shall be no less than sixty (60) days and no more than one-hundred twenty (120) days after the Company’s receipt of such notice. In the event Employee sends notice of termination pursuant to this Section 6(f), then on the termination date:

(i)        the Company shall pay Employee any earned but unpaid Base Salary through his termination date;

(ii)        reimbursement for COBRA continuation premiums that the Employee and/or his covered spouse and dependents incur for group health plan coverages for a period of up to 18 months;

(iii)        the Company shall pay Employee the payments described under Section 3(h), (i), and (m) of the Employment Contract for the remainder of the Term of the Employment Contract; and

(iv)        any stock options held by the Employee that are not then exercisable shall become immediately exercisable.

Such payments shall be made as follows: the amounts payable under subsection (i) shall be made in a lump sum payment within thirty (30) days following termination of employment, and the amounts payable under subsection (ii) and (iii) shall be made in monthly increments following his date of termination for the specified period of payment. Notwithstanding the foregoing, for compliance with Section 409A of the Internal Revenue Code of 1986, no amounts shall be payable to the Employee (or his spouse or dependents) under this subsection (c) before the date that is six (6) months following the date of the Employee’s termination of employment; provided, however, that the acceleration of vesting of any stock option shall occur on the Employee’s termination date. On the date that is six (6) months following the date of the Employee’s termination of employment hereunder, the Employee shall be paid a lump sum amount representing the amounts that would have been paid under this section during the 6-month delay period but for the delay provision, and thereafter, the Employee shall receive cash payments on the above-specified monthly basis.”

14.	Except as specifically amended herein, the Employment Contract shall remain in full force and effect.

15.	This Fifth Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment effective as of the date specified above.

EMPLOYEE:

/s/ Norwood H. Davis, III
Norwood H. Davis, III

COMPANY:
TRX, INC.

/s/ John F. Davis, III
John F. Davis, III
Chairman of Compensation, Corporate Governance, and Nominating Committee